Exhibit 99.1

TUCOWS REPORTS STRONG PERFORMANCE FOR FIRST QUARTER FISCAL 2004

— Quarter Highlighted by Significant Growth in Revenue, Deferred Revenue and Domain Name Transactions —

TORONTO, CANADA, May 5, 2004 —

Summary Financial Results
Tucows Inc.
(Numbers in Thousands, Except Per Share Data)

	Three months ended March 31, 2004	Three months ended March 31, 2003
Net Revenue	$10,175	$8,997
Income (Loss) from Operations	111	618
Net Income	149	880
Net Income/Share	0.00	0.01
Cash Flow from Operations	567	710

Tucows Inc. (OTCBB: TCOW), today reported its results for the first quarter of fiscal 2004 ended March 31, 2004.

Key highlights for the first quarter included:

•                  Net revenue of $10.2 million representing a year-over-year increase of 13%;

•                  Income from operations of $111,000;

•                  Positive cash flow from operations of $567,000;

•                  Net income of $149,000;

•                  A 22% year-over-year increase in deferred revenue to a record $31.4 million; and

•                  A 32% year-over-year increase in domain name transactions to a record 1.0 million.

“Our dominant position in wholesale domain registrations continued to yield strong results in the first quarter of 2004 as significant business wins in the second half of last year contributed to a record number of transactions and bookings that were well ahead of plan, underscoring the continued momentum in our business,” said Elliot Noss, president and chief executive officer, Tucows Inc. “At the same time, the leverage in our business model, combined with our focus on minimizing costs, allowed us to continue to achieve profitability despite the impact of an aggressively competitive environment and the strengthening Canadian dollar.”

Net revenue for the first quarter of fiscal 2004 increased 13% to $10.2 million from $9.0 million for first quarter of fiscal 2003, primarily the result of higher domain name transactions.  Income from operations for the first quarter was $111,000, inclusive of the impact of a net loss of approximately $19,000 from foreign exchange forward contracts, compared to $618,000, inclusive of the impact of a net gain of approximately $547,000 from foreign exchange forward contracts, for the corresponding quarter last year.  Net income for the quarter was $149,000, or $0.00 per share, compared to $880,000, or $0.01 per share, for the fist quarter last year.  The decrease in net income was primarily the result of the forward exchange contracts described above and the impact of a non-recurring payment of approximately $236,000 received during the first quarter of last year.

Deferred revenue at March 31, 2004, was a record $31.4 million, an increase of 22% from $25.8 million at March 31, 2003 and an increase of 10% from $28.6 million at December 31, 2003.  Cash and restricted cash at March 31, 2004 increased to $13.7 million from $10.3 million at March 31, 2003 and $13.0 million at December 31, 2003. The increase over December 31, 2003 was primarily the result of positive cash flow from operations of $567,000.

Domain names registered, renewed and transferred-in for the first quarter of fiscal 2004 increased 32% to approximately 1,019,000 from approximately 773,000 for the same quarter of last year. Total active domain names under management at the end of the fourth quarter increased to 4.08 million.

On April 27, 2004, Tucows completed the previously announced acquisition of Boardtown Corporation, a maker of billing, provisioning and customer care software for service providers, for a total consideration of up to $4.0 million.  “We have always viewed the wholesale domain registration business as a launching pad to a broader future,” said Mr. Noss.  “Adding the Boardtown suite of solutions to our existing digital certificates, email, email defense, blogware and other services sets up the next stage in the company’s evolution.  Combined with a strong and growing core domain name business, we expect to deliver sequential growth in revenue in each quarter of 2004.”

Conference Call

Tucows will host a conference call on Wednesday, May 5, 2004, at 5:00 p.m. (ET) to discuss the company’s first quarter fiscal 2004 results. To access the conference call via the Internet go to www.tucowsinc.com and click on “Investor Relations.”

For those unable to join the conference call at the scheduled time, it will be archived for replay both by telephone and via the Internet beginning approximately one hour following completion of the call. To access the archived conference call by telephone, dial 1-800-408-3053 or 416-695-5800 and enter the pass code 3039326. The telephone replay will be available until Wednesday, May 12, 2004, at midnight. To access the archived conference call via the Internet, go to www.tucowsinc.com and click on “Investor Relations.”

About Tucows

Tucows Inc. is a leading wholesaler of Internet services to a global network of more than 6,000 resellers such as ISPs and web hosting companies. Tucows provides a range of outsourced Internet services and products, including: domain name registration and management, digital certificates, managed DNS, and email services. The company is the largest ICANN-accredited wholesale domain name registrar. Tucows also distributes software and other digital content through its global network of affiliates offering more than 40,000 software titles. For more information, please visit: www.tucowsinc.com.

Contact:
Hilda Kelly
Investor Relations Resource
Tucows Inc.
416-538-5493
ir@tucows.com

This news release contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding the continued growth and success of Tucows’ business, the ability to further develop and achieve commercial success for the company’s business strategy and the deployment of the company’s resources. Such statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. More information about potential factors that could affect Tucows is included in the Risk Factors sections of Tucows’ filings with the Securities and Exchange

Commission. All forward-looking statements included in this document are based on information available to Tucows as of the date of this document, and Tucows assumes no obligation to update such forward-looking statements.

TUCOWS is a registered trademark of Tucows Inc. or its subsidiaries. All other trademarks and service marks are the properties of their respective owners.

Tucows Inc.

Consolidated Balance Sheets

(Dollar amounts in U.S. dollars)

	March 31, 2004	December 31, 2003
	(unaudited)

Assets

Current assets:
Cash and cash equivalents	$13,656,958	$12,912,811
Restricted cash	—	132,500
Accounts receivable	548,957	486,289
Prepaid expenses and deposits	2,007,943	2,061,948
Prepaid domain name registry fees, current portion	14,564,254	13,204,566
Total current assets	30,778,112	28,798,114

Prepaid domain name registry fees, long-term portion	5,813,518	5,136,194
Property and equipment	843,558	1,048,400
Investments	353,737	353,737
Total assets	$37,788,925	$35,336,445

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$1,256,845	$1,632,294
Accrued liabilities	1,832,814	2,088,235
Customer deposits	2,113,720	2,160,601
Deferred revenue, current portion	22,595,093	20,715,191
Total current liabilities	27,798,472	26,596,321

Deferred revenue, long-term portion	8,801,562	7,874,001

Stockholders’ equity

Preferred stock - no par value, 1,250,000 shares authorized; none issued and outstanding	—	—
Common stock - no par value, 250,000,000 shares authorized; 65,039,717 shares issued and outstanding as of March 31, 2004 and 64,626,429 shares issued and outstanding as of December 31, 2003	8,693,749	8,540,687
Additional paid-in capital	49,992,129	49,992,129
Deferred stock-based compensation	—	(20,593)
Deficit	(57,496,987)	(57,646,100)
Total stockholders’ equity	1,188,891	866,123
Total liabilities and stockholders’ equity	$37,788,925	$35,336,445

Tucows Inc.

Consolidated Statements of Operations

(Dollar amounts in U.S. dollars)

(unaudited)

	Three months ended March 31,
	2004	2003

Net revenues	$10,174,909	$8,996,914
Cost of revenues	6,445,415	5,576,643
Gross profit	3,729,494	3,420,271

Operating expenses:
Sales and marketing (*)	1,220,534	912,336
Technical operations and development	1,011,422	831,769
General and administrative (*)	1,073,072	622,980
Depreciation of property and equipment	312,986	434,965
Total operating expenses	3,618,014	2,802,050

Income from operations	111,480	618,221

Other income:
Interest income, net	37,633	26,449
Gain on disposal of Liberty Registry Management Services Inc.	—	235,613
Total other income	37,633	262,062

Income before provision for income taxes	149,113	880,283
Provision for income taxes	—	—
Net income for the period	$149,113	$880,283

Basic and diluted earnings per share	$0.00	$0.01

Shares used in computing basic earnings per common share	64,690,887	64,626,429

Shares used in computing diluted earnings per common share	72,098,757	64,626,429

(*) Stock-based compensation has been included in operating expenses as follows:
Sales and marketing	$16,834	$27,105
General and administrative	$3,759	$13,013

Tucows Inc.

Consolidated Statements of Cash Flows

(Dollar amounts in U.S. dollars)

(unaudited)

	Three months ended March 31,
	2004	2003

Cash provided by:
Operating activities:
Net income for the period	$149,113	$880,283
Items not involving cash:
Depreciation of property and equipment	312,986	434,965
Loss (gain) on change in the fair value of forward contracts	18,885	(546,870)
Stock-based compensation	20,593	40,118
Gain on disposal of Liberty Registry Management Services Inc.	—	(235,613)
Change in non-cash operating working capital:
Accounts receivable	(62,668)	72,374
Prepaid expenses and deposits	35,120	(5,839)
Prepaid domain name registry fees	(2,037,012)	(959,424)
Accounts payable	(375,449)	(201,423)
Accrued liabilities	(255,421)	(182,772)
Customer deposits	(46,881)	(1,814)
Deferred revenue	2,807,463	1,415,702

Cash provided by operating activities	566,729	709,687

Financing activities:
Proceeds received on exercise of stock options	153,062	—

Cash provided by financing activities	153,062	—

Investing activities:
Additions to property and equipment	(108,144)	(468,197)
Decrease in restricted cash - being margin security against forward
exchange contracts	132,500	225,000
Proceeds on disposal of Liberty Registry Management Services Inc., net of cash disposed	—	235,613

Cash provided by (used in) investing activities	24,356	(7,584)

Increase in cash and cash equivalents	744,147	702,103
Cash and cash equivalents, beginning of period	12,912,811	8,844,829

Cash and cash equivalents, end of period	$13,656,958	$9,546,932

Supplemental cash flow information:
Interest paid	$—	$172